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                                                                    EXHIBIT 23.9



INDEPENDENT AUDITORS' CONSENT



We consent to the inclusion in the Pre-Effective Amendment No. 1 to Registration Statement No. 333-87481 on Form S-4 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the balance sheet of The Bank of Orange County as of December 31, 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP



Los Angeles, California
November 1, 1999